KIRKPATRICK & LOCKHART LLP                  1800 Massachusetts Avenue, N.W.
                                            Second Floor
                                            Washington, D.C.   20036-1800
                                            202-778-9000
                                            202-778-9100 - Facsimile


                                February 28, 2003


Meehan Mutual Funds, Inc.
1900 M Street, NW
Suite 600
Washington, D.C.  20036

Ladies and Gentlemen:

      We have acted as counsel to Meehan Mutual Funds, Inc., a Maryland corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 3 to the Company's Registration Statement on Form N-1A (File Nos. 333-86655; 811-9575) (the "Post-Effective Amendment"), registering an indefinite number of shares of Common Stock (par value $.001) of the Meehan Focus Fund, a series of the Company, under the Securities Act of 1933, as amended (the "1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Company's Articles of Incorporation, as amended (the "Charter"), and Bylaws and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions. We have further assumed that, as of any date of determination, the number of Shares that are issued will not exceed the number of such shares authorized to be issued under the Charter. This assumption cannot be tested or verified at this time.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Company; and

      2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

KIRKPATRICK & LOCKHART LLP

Meehan Mutual Funds, Inc.
February 28, 2003
Page 2


      This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                               Very truly yours,



                                               /s/ Kirkpatrick & Lockhart LLP
                                               ------------------------------
                                               Kirkpatrick & Lockhart LLP